UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(A) of the Securities
Exchange Act of 1934 (Amendment No. )
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TRANS1 INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 3, 2010
PROXY STATEMENT FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS JUNE 3, 2010
INFORMATION CONCERNING SOLICITATION AND VOTING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSAL NO. 1
ELECTION OF DIRECTORS
PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT COMMITTEE REPORT
OTHER MATTERS

TRANS1 INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 3, 2010

TO OUR STOCKHOLDERS:

You are cordially invited to the Annual Meeting of Stockholders of TranS1 Inc., a Delaware corporation. The Annual Meeting will be held on Thursday, June 3, 2010 at 10:00 a.m., local time, at our headquarters located at 301 Government Center Drive, Wilmington, North Carolina 28403 for the following purposes:

1. To elect two Class III directors to serve for a term of three years expiring upon the 2013 Annual Meeting of Stockholders or until his successor is elected;

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3. To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Our Board of Directors recommends that you vote in favor of the foregoing items of business, which are more fully described in the Proxy Statement accompanying this notice.

Only our stockholders of record at the close of business on April 23, 2010 are entitled to notice of, and to vote at, the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting we encourage you to read this proxy statement and promptly vote your shares. In order to vote your shares by proxy please complete, sign and date the proxy and return it in the envelope provided. Any stockholder attending the Annual Meeting may vote in person even if he or she has returned a proxy.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders To Be Held on Thursday, June 3, 2010:

This notice, along with our proxy statement and annual report, is available on the Internet at ir.trans1.com/proxy.cfm. Information included on our Website, other than these materials, is not part of the proxy soliciting materials.

ON BEHALF OF THE BOARD OF DIRECTORS

/s/ Richard Randall
Richard Randall
Chief Executive Officer

Wilmington, North Carolina
April 30, 2010

TRANS1 INC.

PROXY STATEMENT FOR THE 2010
ANNUAL MEETING OF STOCKHOLDERS
JUNE 3, 2010

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed Proxy is solicited on behalf of the Board of Directors of TranS1 Inc. for use at our Annual Meeting of Stockholders to be held Thursday, June 3, 2010 at 10:00 a.m., local time, or at any postponement or adjournment thereof (the “Annual Meeting”), for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at our headquarters located at 301 Government Center Drive, Wilmington, North Carolina 28403. The telephone number at this location is (910) 332-1700.

These proxy solicitation materials and our annual report for the year ended December 31, 2009, including financial statements, were first mailed on or about April 30, 2010 to all stockholders entitled to vote at the Annual Meeting.

Record Date and Shares Outstanding as of the Record Date

The record date for determining those stockholders entitled to notice of, and to vote at, our Annual Meeting has been fixed as the close of business on April 23, 2010 (the “Record Date”). The shares of our common stock are our only class of voting securities. As of the Record Date, approximately 20,656,793 shares of our common stock were issued and outstanding and held of record by approximately 39 stockholders.

Voting and Solicitation

Each stockholder is entitled to one vote for each share held as of the Record Date. Stockholders will not be entitled to cumulate their votes for the election of directors.

Stockholders may vote by proxy or in person at the Annual Meeting. To vote by proxy, stockholders must sign and date the proxy and return it in the envelope provided.

If you are the beneficial owner of shares held in “street name” by a broker, bank or other nominee (each, a “Nominee”), then your Nominee, as the record owner of the shares, must vote those shares in accordance with your instructions. Please refer to the instruction card they provide for voting your shares, which may include additional methods for voting your shares.

The cost of soliciting proxies will be borne by us. We expect to reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and employees, without additional compensation, personally or by telephone or facsimile.

Quorum; Abstentions; Broker Non-Votes

Quorum

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of our common stock issued and outstanding as of the close of business on the Record Date will constitute a quorum. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections appointed for the Annual Meeting who will determine whether or not a quorum is present. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for the purpose of determining whether a quorum is present.

Abstentions

When an eligible voter attends the Annual Meeting but decides not to vote, his or her decision not to vote is called an “abstention.” Properly executed proxy cards that are marked “abstain” or “withhold authority” on any proposal will be treated as abstentions for that proposal. We will treat abstentions as follows:

•	abstention shares will be treated as non-voting shares for purposes of determining the outcome of any proposal for which the minimum vote required for approval of the proposal is a plurality (or a majority or some other percentage) of the votes actually cast, and thus will have no effect on the outcome; and

•	abstention shares will have the same effect as votes against a proposal if the minimum vote required for approval of the proposal is a majority (or some other percentage) of (i) the shares present and entitled to vote, or (ii) all shares outstanding and entitled to vote.

Broker Non-Votes

Broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (i) the broker does not receive voting instructions from the beneficial owner, and (ii) the broker lacks discretionary authority to vote the shares. Due to recent changes in the rules applicable to brokers, brokers no longer possess discretionary authority to vote shares with respect to the election of directors.

We will treat broker non-votes as follows:

•	broker non-votes will not be treated as shares present and entitled to vote for purposes of any matter requiring the affirmative vote of a majority (or some other percentage) of the shares present and entitled to vote (even though the same shares may be considered present for quorum purposes and may be entitled to vote on other matters). Thus, a broker non-vote will not affect the outcome of the voting on a proposal the passage of which requires the affirmative vote of a plurality (or a majority or some other percentage) of (i) the votes cast or (ii) the voting power present and entitled to vote on that proposal; and

•	broker non-votes will have the same effect as a vote against a proposal the passage of which requires an affirmative vote of the holders of a majority (or some other percentage) of the outstanding shares entitled to vote on such proposal.

Vote Required

Proposal No. 1:  Directors are elected by a plurality of votes cast, so the two nominees who receive the most votes will be elected. Abstentions and broker non-votes will not be taken into account in determining the election of directors. Due to recent rule changes applicable to brokers, brokers no longer possess discretionary authority to vote shares with respect to the election of directors. Accordingly, to the extent brokers do not receive voting instructions from beneficial owners, broker non-votes will result for this item.

Proposal No. 2:  Ratification of the independent registered public accounting firm will require an affirmative vote of a majority of shares present or represented by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions will have the same effect as votes against the proposal. Because the ratification of the independent registered public accounting firm is a discretionary matter on which brokers have the discretion to vote, broker non-votes will not result for this item.

Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted for the election of the Class III directors, for the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2010, and as the proxy holders deem advisable on other matters that may come before the Annual Meeting, as the case may be, with respect to the items not marked.

Revocability of Proxies

Stockholders who execute proxies retain the right to revoke them at any time before they are voted. Any proxy given by a stockholder may be revoked or superseded by executing a later dated proxy, by giving notice of revocation to our corporate Secretary at TranS1 Inc., 301 Government Center Drive, Wilmington, North Carolina 28403, in writing prior to or at the Annual Meeting, or by attending the Annual Meeting and voting in person.

Other Business and Stockholder Proposals

Other Business

Except as otherwise set forth in this Proxy Statement, we do not intend to present any other business for action at the Annual Meeting and do not know of any other business to be presented by others.

Stockholder Proposals

Inclusion of Proposals in our Proxy Statement and Proxy Card under the SEC’s Rules.  In order to include information with respect to a stockholder proposal in our proxy statement and form of proxy for a stockholders’ meeting, stockholders must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other applicable rules established by the U.S. Securities and Exchange Commission (the “SEC”). Under Rule 14a-8, a stockholder’s proposal must be received at our principal executive offices not less than 120 calendar days prior to the first anniversary of the date our proxy statement was released to stockholders in connection with the preceding year’s annual meeting. Thus, in order for a stockholder’s proposal to be considered for inclusion in our proxy statement and proxy card for the 2011 annual meeting, the proposal must be received at our corporate offices on or before January 4, 2011, unless the date of our 2011 annual meeting is more than 30 days before or after June 3, 2011, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials.

Bylaw Requirements for Stockholder Submission of Nominations and Proposals.  A stockholder recommendation for nomination of a person for election to our Board of Directors or a proposal for consideration at our 2011 annual meeting must be submitted in accordance with the advance notice procedures and other requirements set forth in Article II of our bylaws. These requirements are separate from, and in addition to, the requirements discussed above to have the stockholder nomination or other proposal included in our proxy statement and form of proxy/voting instruction card pursuant to the SEC’s rules. Compliance with our bylaw requirements will entitle the proposing stockholder only to present such nominations or proposals before the meeting, not to have the nominations or proposals included in our proxy statement or proxy card. Any such nomination or proposal may be made only by persons who are stockholders of record on the date on which such notice is given and on the record date for determination of stockholders entitled to vote at that meeting. In addition, no such nomination or proposal may be brought before an annual meeting by a stockholder unless that stockholder has given timely written notice in proper form of such nomination or proposal to our corporate Secretary, as more particularly set forth in Article II of our bylaws. Any stockholder desiring to submit a nomination or proposal for action at our 2011 annual meeting of stockholders should deliver the proposal to our corporate Secretary at our corporate office at TranS1 Inc., 301 Government Center Drive, Wilmington, NC 28403 no earlier than February 3, 2011 and no later than March 5, 2011, in order to be presented at the 2011 annual meeting of stockholders .

The full text of the bylaw provisions referred to above (which also set forth requirements and limitations as to stockholder nominations or proposals to be considered at any special meeting) may be obtained by contacting our corporate Secretary at TranS1 Inc., 301 Government Center Drive, Wilmington, North Carolina 28403, by telephone at (910) 332-1700, or by facsimile at (910) 332-1701.

Stockholders Sharing the Same Address

The SEC rules permit banks, brokers and other nominee record holders to participate in a practice known as “householding,” which means that only one copy of the proxy statement and annual report will be sent to multiple stockholders who share the same address unless other instructions are provided to us. Householding is designed to reduce printing and postage costs and, therefore, results in cost savings for us. If you receive a householded mailing this year and would like to have additional copies of our proxy statement and/or annual report mailed to you, or if you would like to opt out of this practice for future mailings, please contact your bank, broker or other nominee record holder, or submit your request to our corporate Secretary at TranS1 Inc., 301 Government Center Drive, Wilmington, North Carolina 28403, by telephone at (910) 332-1700, or by facsimile at (910) 332-1701. Upon receipt of any such request, we agree to promptly deliver a copy of our proxy statement and/or annual report to you. In addition, if you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy materials for your household, please contact us using the contact information set forth above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of March 8, 2010, by (i) each person or entity who is known by us to own beneficially more than 5% of the outstanding shares of common stock, (ii) each of our directors, (iii) each of the named executive officers, and (iv) all of our directors and executive officers as a group.

		Approximate
		Percentage of
	Amount and Nature of	Shares Beneficially
Name and Address of Beneficial Owner(1)	Beneficial Ownership(2)	Owned(2)

5% Stockholders
Delphi Ventures and Affiliated Entities(3)	3,206,734	15.5%
Advanced Technology Ventures and Affiliated Entities(4)	2,087,906	10.1%
Cutlass Capital and Affiliated Entities(5)	1,996,360	9.7%
Sapient Capital, L.P.(6)	1,613,090	7.8%
Thomas Weisel Healthcare Venture Partners, L.P.(7)	1,029,545	5.0%
Capital World Investors(8)	1,620,000	7.8%
Named Executive Officers and Directors
Richard Randall(9)	746,157	3.6%
Michael Luetkemeyer(10)	141,926	*
Rick Simmons(11)	221,582	1.1%
William Jackson(12)	45,000	*
Robert Martin(13)	51,000	*
Michael Carusi(14)	2,107,906	10.2%
Mitchell Dann(15)	1,664,690	8.1%
Paul LaViolette(16)	25,000	*
Jonathan Osgood(17)	2,016,360	9.8%
James Shapiro(18)	1,049,545	5.1%
Joseph Slattery(19)	50,500	*
Kenneth Reali	0	*
All Executive Officers and Directors as a Group (12 persons)(20)	8,129,483	38.1%

*	Less than 1%

(1)	Unless otherwise indicated, the business address of each stockholder is c/o TranS1 Inc., 301 Government Center Drive, Wilmington, North Carolina 28403.

(2)	This table is based upon information supplied by officers and directors, and with respect to principal stockholders, Schedules 13G and 13G/A, as well as Forms 4, filed with the SEC. Beneficial ownership is determined in accordance with the rules of the SEC. Applicable percentage ownership is based on 20,656,293 shares of common stock outstanding as of March 8, 2010. Shares of common stock subject to options currently exercisable or exercisable within 60 days of March 8, 2010, are deemed outstanding for computing the ownership percentage of the person holding such options, but are not deemed outstanding for computing the ownership percentage of any other person. Except as otherwise noted, we believe that each of the stockholders named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws.

(3)	Based on information set forth in a Schedule 13G/A filed with the SEC on February 12, 2010. Consists of (i) 2,236,272 shares held by Delphi Ventures VI, L.P. (“DV VI”), (ii) 22,362 shares held by Delphi BioInvestments VI, L.P. (“DBI VI”), (iii) 886,939 shares held by Delphi Ventures VIII, L.P. (“DV VIII”), and 8,661 shares held by Delphi BioInvestments VIII, L.P. (“DBI VIII”). Delphi Management Partners VI, L.L.C. is the general partner of each of DV VI and DBI VI and may be deemed to have sole voting and dispositive power with respect to the shares owned by DV VI and DB VI. Delphi Management Partners VIII, L.L.C. is the general partner of each of DV VIII and DBI VIII and may be deemed to have sole voting and dispositive power with respect to the shares owned by DV VIII and DB VIII. The managing members of each of Delphi Management Partners VI, L.L.C. and Delphi Management Partners VIII, L.L.C. are James J. Bochnowski, David L. Douglass, Douglas A. Roeder, John F. Maroney and Deepika R. Pakianathan (collectively, the “Delphi Managing Members”). The Delphi Managing Members may be deemed to have shared voting and dispositive power with respect to each of the shares listed above. Delphi Management Partners VI, L.L.C., Delphi Management Partners VIII, L.L.C. and each of the Delphi Managing Members disclaims beneficial ownership of the shares except to the extent of their indirect pecuniary interest therein. In addition, Mr. Douglass has sole voting and dispositive power with respect to 30,000 shares not disclosed in the first sentence of this footnote 3, Mr. Roeder has sole voting and dispositive power with respect to 22,000 shares not disclosed in the first sentence of this footnote 3 and Mr. Pakianathan has sole voting and dispositive power with respect to 500 shares not disclosed in the first sentence of this footnote 3. The address for all entities and individuals affiliated with Delphi Ventures is 3000 Sand Hill Road, Building 1, Suite 135, Menlo Park, CA 94025.

(4)	Based on information set forth in a Schedule 13G/A filed with the SEC on February 13, 2009. Consists of (i) 1,956,068 shares held by Advanced Technology Ventures VII, L.P. (“ATV VII”), (ii) 78,496 shares held by Advanced Technology Ventures VII (B), L.P. (“ATV VII-B”), (iii) 37,731 shares held by Advanced Technology Ventures VII (C), L.P. (“ATV VII-C”), (iv) 11,655 shares held by ATV Entrepreneurs VII, L.P. (“ATV VII-E” and together with ATV VII, ATV VII-B, and ATV VII-C, collectively referred to as the “ATV VII Entities”), and (v) 3,956 shares held by ATV Alliance 2002, L.P. (“ATV A 2002” and together with the ATV VII Entities, the “ATV Entities”). ATV Associates VII, L.L.C. (“ATV A VII”) is the general partner of each of the ATV VII Entities and exercises voting and dispositive power over the shares held by the ATV VII Entities. ATV Alliance Associates, L.L.C. (“ATV Alliance”) is the general partner of ATV A 2002 and exercises voting and dispositive power over the shares held by ATV A 2002. Voting and dispositive decisions of ATV A VII are made by a board of five managing directors (the “ATV Managing Directors”), including Michael Carusi, one of our directors. Each of the ATV Managing Directors disclaims beneficial ownership of the shares held by the ATV VII Entities except to the extent of their respective indirect pecuniary interest therein. Voting and dispositive decisions of ATV Alliance are made by its sole manager, Jean George, who disclaims beneficial ownership of the shares held by ATV A 2002. Each of ATV A VII and ATV Alliance disclaims beneficial ownership of any shares held by any of the ATV Entities. The address for all entities and individuals affiliated with Advanced Technology Ventures is 1000 Winter Street, Suite 3700, Waltham, MA 02451.

(5)	Based on information set forth in a Schedule 13G filed with the SEC on February 10, 2010. Consists of (i) 1,755,752 shares held by Cutlass Capital, L.P., (ii) 126,133 shares held by Cutlass Capital Principals Fund, L.L.C., and (iii) 114,475 shares held by Cutlass Capital Affiliates Fund, L.P. Jonathan Osgood, one of our directors, is one of two managing members of Cutlass Capital Management, L.L.C., which is the general partner of each of Cutlass Capital, L.P. and Cutlass Capital Affiliates Fund, L.P. Mr. Osgood is also one of two managing members of Cutlass Capital Principals Fund, L.L.C. Mr. Osgood has shared voting and investment power over the shares held by each of Cutlass Capital, L.P., Cutlass Capital Principals Fund, L.L.C. and Cutlass Capital Affiliates Fund, L.P. Mr. Osgood disclaims beneficial ownership of the shares held by Cutlass Capital, L.P., Cutlass Capital Principals Fund, L.L.C. and Cutlass Capital Affiliates Fund, L.P., except to the extent of his proportionate pecuniary interest in them. The address for all entities and individuals affiliated with Cutlass Capital is 1750 Montgomery St., San Francisco, CA 94111.

(6)	Based on information set forth in a Schedule 13G filed with the SEC on November 20, 2007. Mitchell Dann, one of our directors, is the managing member of Sapient Capital Management, L.L.C., which is the general partner of Sapient Capital Management L.P., which is the general partner of Sapient Capital, L.P. Mr. Dann has sole voting and investment power over the shares held by Sapient Capital, L.P. Each of Sapient Capital Management, L.L.C., Sapient Capital Management L.P. and Mr. Dann disclaims beneficial ownership of the shares held by Sapient Capital, L.P., except to the extent of their respective proportionate pecuniary interest therein. The address for Sapient Capital is 4020 Lake Creek Drive, P.O. Box 1590, Wilson, WY 83014.

(7)	Based on information set forth in a Schedule 13G/A filed with the SEC on January 27, 2010. Thomas Weisel Healthcare Venture Partners, LLC (“TWHVP LLC”) is the sole general partner of Thomas Weisel Healthcare Venture Partners, L.P. (“TWHVP LP”) and has shared voting and dispositive power with respect to the shares held by TWHVP LP. Thomas Weisel Capital Management, LLC (“TWCM”) is the sole managing member of TWHVP LLC and has shared voting and dispositive power with respect to the shares held by TWHVP LP.

Thomas Weisel Partners Group, Inc. (“TWPG”) is the sole managing member of TWCM and has shared voting and dispositive power with respect to the shares held by TWHVP LP. TWPG disclaims beneficial ownership of the shares except for 5,148 shares, the ownership of which corresponds to TWPG’s invested capital in TWHVP LP. James Shapiro, one of our directors, is an affiliate of TWHVP LLC, TWCM and TWPG and has shared voting and investment power over the shares held by TWHVP LP. Mr. Shapiro disclaims beneficial ownership of the shares held by TWHVP LP, except to the extent of his proportionate pecuniary interest therein. The address for TWHVP LP is One Montgomery St., San Francisco, CA 94104.

(8)	Based on information set forth in a Schedule 13G filed with the SEC on February 10, 2010. Capital World Investors, a division of Capital Research and Management Company (“CRMC”), is deemed to be the beneficial owner of 1,620,000 shares as a result of CRMC acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

(9)	Includes 81,822 shares subject to options exercisable within 60 days of March 8, 2010.

(10)	Includes 141,926 shares subject to options exercisable within 60 days of March 8, 2010. Michael Luetkemeyer resigned from his position as Chief Financial Officer effective as of March 31, 2010. All of his options will expire on June 29, 2010.

(11)	Includes 194,312 shares subject to options exercisable within 60 days of March 8, 2010.

(12)	Includes 45,000 shares subject to options exercisable within 60 days of March 8, 2010. On January 20, 2010, William Jackson resigned from his position as Vice President, Regulatory, Clinical and Quality Control on January 20, 2010. All of his options expired on April 20, 2010.

(13)	Includes 51,000 shares subject to options exercisable within 60 days of March 8, 2010.

(14)	Consists of the shares identified in footnote 3 and 20,000 shares subject to options exercisable within 60 days of March 8, 2010, which options are held directly by Mr. Carusi. Mr. Carusi, one of our directors, is a managing director of ATV Associates VII, LLC. Mr. Carusi disclaims beneficial ownership of the shares held by the ATV Entities except to the extent of his proportionate pecuniary interest therein.

(15)	Based on information set forth in a Form 4 filed with the SEC on November 4, 2009. Consists of the shares identified in footnote 6, 31,600 shares held directly by Mr. Dann, and 20,000 shares subject to options exercisable within 60 days of March 8, 2010 held directly by Mr. Dann. Mr. Dann, one of our directors, is the managing member of Sapient Capital Management, L.L.C., which is the general partner of Sapient Capital Management L.P., which is the general partner of Sapient Capital, L.P. Mr. Dann has sole voting and investment power over the shares held by Sapient Capital, L.P. Mr. Dann disclaims beneficial ownership of the shares held by Sapient Capital, L.P., except to the extent of his proportionate pecuniary interest therein.

(16)	Includes 25,000 shares subject to options exercisable within 60 days of March 8, 2010.

(17)	Consists of the shares identified in footnote 5 and 20,000 shares subject to options exercisable within 60 days of March 8, 2010, which options are held directly by Mr. Osgood. Mr. Osgood, one of our directors, is one of two managing members of Cutlass Capital Management, L.L.C., which is the general partner of each of Cutlass Capital, L.P. and Cutlass Capital Affiliates Fund, L.P. Mr. Osgood is also one of two managing members of Cutlass Capital Principals Fund, L.L.C. Mr. Osgood has shared voting and investment power over the shares held by each of Cutlass Capital, L.P., Cutlass Capital Principals Fund, L.L.C. and Cutlass Capital Affiliates Fund, L.P. Mr. Osgood disclaims beneficial ownership of the shares held by Cutlass Capital, L.P., Cutlass Capital Principals Fund, L.L.C. and Cutlass Capital Affiliates Fund, L.P., except to the extent of his proportionate pecuniary interest therein.

(18)	Consists of the shares identified in footnote 7 and 20,000 shares subject to options exercisable within 60 days of March 8, 2010, which options are held directly by Mr. Shapiro. Mr. Shapiro, one of our directors, is an affiliate of TWHVP LLC, the general partner of TWHVP LP, and has shared voting and investment power over the shares held by TWHVP LP. Mr. Shapiro disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest therein.

(19)	Includes 35,000 shares subject to options exercisable within 60 days of March 8, 2010.

(20)	Includes 663,877 shares subject to options exercisable within 60 days of March 8, 2010.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We describe below transactions and series of similar transactions that have occurred since January 1, 2009 to which we were a party or will be a party in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, executive officer, nominee for director, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Registration Rights for Holders of our Formerly Outstanding Preferred Stock

In September 2005, we and the holders of our formerly outstanding preferred stock entered into a third amended and restated investors’ rights agreement, which was subsequently amended in August 2007. Holders of our formerly outstanding preferred stock include Advanced Technology Ventures and its affiliated entities, Delphi Ventures and its affiliated entities, Cutlass Capital and its affiliated entities, Sapient Capital, and Thomas Weisel Healthcare Venture Partners, each a holder of more than 5% of our outstanding common stock, as well as Rick Simmons, a named executive officer. On October 22, 2007, in connection with the closing of our initial public offering, all of the outstanding shares of preferred stock were converted into 10,793,165 shares of common stock.

Under the third amended and restated investors’ rights agreement, the former holders of our preferred stock have the right to require us to register their shares with the SEC, or to include their shares in any registration statement we file, so that the shares may be publicly resold.

Demand registration rights

Beginning April 22, 2008, the holders of a majority of the shares issuable upon conversion of the preferred stock have the right to demand, on not more than two occasions (subject to limited exceptions), that we file a registration statement on Form S-1 under the Securities Act of 1933, having an aggregate offering price to the public of not less than $5,000,000, in order to register the shares registrable under such registration rights. Further, at any time after we become eligible to file a registration statement on Form S-3, the holders of the shares subject to these registration rights may require us to file up to two registrations statements on Form S-3 per year with respect to shares of common stock having an aggregate offering price to the public of at least $500,000, subject to certain exceptions.

Piggyback registration rights

If we register any shares of our capital stock for public sale, holders of the shares of common stock issued on conversion of our preferred stock will have the right to include their shares in the registration. The underwriters of any underwritten public offering will have the right to limit the number of shares to be included in the registration, provided that the holders of the registrable shares shall not be reduced to less than 20% of the aggregate shares offered.

The demand, Form S-3 and piggyback registration rights described above will terminate on the earlier of (i) the date after the closing of our initial public offering on which all shares subject to such registration rights may immediately be sold under Rule 144 during any 90-day period, or (ii) the fourth anniversary of the closing of our initial public offering.

Indemnification of Directors and Executive Officers

We have entered into an indemnification agreement with each of our directors and certain of our executive officers. These indemnification agreements and our amended and restated certificate of incorporation and bylaws indemnify each of our directors and certain of our officers to the fullest extent permitted by the Delaware General Corporation Law.

Review, Approval or Ratification of Transactions with Related Persons

As provided in our audit committee charter, all related party transactions are to be reviewed and pre-approved by our audit committee. A “related party transaction” is defined to include any transaction or series of transactions exceeding $120,000 in which we are or stand to be a participant and any related person has or will have a material interest. Related persons would include our directors, executive officers, nominees for director (and immediate family members of our directors and executive officers), and persons controlling over five percent of our outstanding common stock (and immediate family members of such persons). In determining whether to approve a related party transaction, the audit committee will generally evaluate the transaction in terms of: (i) the benefits to us; (ii) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; (iii) the availability of other sources for comparable products or services; (iv) the terms and conditions of the transaction; and (v) the terms available to unrelated third parties or to employees generally. The audit committee will then document its findings and conclusions in written minutes. In the event a transaction relates to a member of our audit committee, that member will not participate in the audit committee’s deliberations.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Directors and Nominees for Director

Pursuant to our amended and restated certificate of incorporation and amended and restated bylaws, our Board of Directors currently consists of seven persons. Our Board of Directors is divided into three classes serving staggered terms of three years. The Class I directors, James Shapiro and Paul LaViolette, are scheduled to serve until the annual meeting of stockholders in 2011. Joseph Slattery was previously a Class I director, however he resigned as a director effective April 19, 2010 in connection with his appointment as Executive Vice President and Chief Financial Officer of the Company. The Nominating and Corporate Governance Committee is currently in the process of locating a successor for Mr. Slattery and intends to complete this process within six months of Mr. Slattery’s resignation in accordance with applicable Nasdaq Listing Rules. The Class II directors, Michael Carusi and Jonathan Osgood, are scheduled to serve until the annual meeting of stockholders in 2012. The Class III directors, Rick Randall and Mitchell Dann, are scheduled to serve until the Annual Meeting.

In the event that any person nominated as a Class III director becomes unavailable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies in their discretion for any nominee who is designated by the current Board of Directors to fill the vacancy. It is not expected that any of the nominees will be unavailable to serve.

The names of the Class III nominees for election to our Board of Directors at the Annual Meeting, their ages as of the Record Date, and certain information about them are set forth below. The names of the current Class I and Class II directors with unexpired terms, their ages as of the Record Date, and certain information about them are also stated below.

			Director
Name	Age	Principal Occupation	Since

Nominees for Class III Directors
Richard Randall	58	Chief Executive Officer of TranS1 Inc.	2002
Mitchell Dann	49	Managing member, Sapient Capital Management, LLC	2000
Continuing Class I Directors
James Shapiro	51	General Partner, Kearny Venture Partners	2005
Paul LaViolette	52	Venture Partner, SV Life Sciences	2008
Continuing Class II Directors
Michael Carusi	45	General Partner, Advanced Technology Ventures	2003
Jonathan Osgood	60	Managing Member, Cutlass Capital, L.L.C.	2002

Nominees for Terms Expiring at the Annual Meeting

Class III Directors

Richard Randall has been our Chief Executive Officer and a member of our Board of Directors since June 2002. Mr. Randall also served as our President from June 2002 until January 2010. From June 2000 to June 2002, Mr. Randall served as President and Chief Executive Officer of Incumed, Inc., a privately-held medical device incubator company. He was President, Chief Executive Officer and a director of Innovasive Devices, Inc., a developer, manufacturer and marketer of arthroscopic surgical products which was acquired by the Ethicon Division of Johnson & Johnson in 2000, from January 1994 to February 2000. Mr. Randall served as President and Chief Executive Officer of Conceptus, Inc. from December 1992 to July 1993 and Chief Financial Officer from December 1992 to January 1995. He served as President and Chief Executive Officer of Target Therapeutics, Inc., an interventional neurovascular medical device company which was acquired by Boston Scientific Corporation in 1997, from June 1989 to May 1993, and was a director of Target Therapeutics from June 1989 to April 1997. Mr. Randall received a B.S. degree in Biology and Science Education from State University College of New York at Buffalo.

Mr. Randall has substantial experience and attributes that qualify him to serve on our Board of Directors beyond serving as our Chief Executive Officer. He has been in the medical device industry for over 30 years and has served as the chief executive officer of both private and public medical device companies for over twenty years. He has broad experience in management, sales, sales management and has contacts in the medical device industry throughout the world.

Mitchell Dann has served as a member of our Board of Directors since September 2000. Mr. Dann is the founder and managing member of Sapient Capital Management, LLC, the general partner of Sapient Capital, L.P., a venture capital firm specializing in the medical device industry. Previously, Mr. Dann was President of M. Dann & Co., Inc., a venture capital advisory firm, and was a co-founder of Urologix, Inc., a publicly traded medical device company (NASDAQ: ULGX), where he served as a director from 1991 until 2005, including as Chairman of the Board from 1993 until 2003. In February 2008, Mr. Dann was re-named as a director and Chairman of the Board of Urologix, Inc. Mr. Dann also serves as a member of the board of directors and the compensation committee of two privately-held medical device companies, and is the Chairman of the Board of one of such private companies. Mr. Dann received a B.S. degree in Engineering from the University of Vermont.

Mr. Dann’s experience and attributes qualify him to serve on our Board of Directors for several reasons. He brings with him 27 years of experience with development and growth stage companies in the field of medical devices. He has performed a significant amount of strategy work as a venture capitalist, board member and consultant. In addition to having vast knowledge about the medical device industry, Mr. Dann has significant experience identifying new technologies, developing and validating new technology and clinical utility, and obtaining regulatory approval and reimbursement. Moreover, Mr. Dann has served as the interim Chief Executive Officer of Urologix during three different periods of its development and has founded two medical device companies and a biotech company.

Directors Whose Terms Extend Beyond the Annual Meeting

Class I Directors

James Shapiro has served as a member of our Board of Directors since September 2005. Mr. Shapiro has served as a General Partner of Kearny Venture Partners, a venture capital firm, and its predecessor, Thomas Weisel Healthcare Venture Partners, since March 2003. Since January 2000, Mr. Shapiro has also been a General Partner of ABS Healthcare Ventures. Mr. Shapiro serves on the board of directors and audit committee of Hansen Medical, Inc., a publicly traded medical device company, as well as on the boards and committees of several privately-held medical device companies. Mr. Shapiro received an A.B. degree from Princeton University and an M.B.A degree from the Stanford University Graduate School of Business.

Mr. Shapiro’s experience and attributes qualify him to serve on our Board of Directors for several reasons. From 1985 to 1999, Mr. Shapiro led Alex. Brown and Son’s healthcare investment banking practice on the West Coast, providing financing and M&A advisory services to both emerging growth and established healthcare companies. Mr. Shapiro also brings experience as a medical technology investor, serving on several boards of emerging growth companies in that sector.

Paul LaViolette has served as a member of our Board of Directors since August 2008. Mr. LaViolette became a venture partner at SV Life Sciences in January 2009 and brings over 28 years of global medical technology marketing and general management experience. He was most recently Chief Operating Officer at Boston Scientific Corporation, or BSC, an $8 billion medical device leader. During his 15 years at BSC, he served as Chief Operating Officer, Group President, President-Cardiology and President-International as the company grew its revenues by over 20 times. Mr. LaViolette integrated two dozen acquisitions and led extensive product development, operations and worldwide commercial organizations. He previously held marketing and general management positions at CR Bard, and various marketing roles at Kendall (Tyco). He previously served on the boards of Urologix, Percutaneous Valve Technologies and AdvaMed, and currently serves on the boards of Direct Flow Medical, Cameron Health, Conceptus, DJO Global, ValenTx, Inc., DC Devices, and Thoratec. He currently serves on the compensation committee of Thoratec, ValenTx, and Direct Flow Medical and on the audit committee of Conceptus. Mr. LaViolette received a B.A degree in Psychology from Fairfield University and an M.B.A. degree from Boston College.

Mr. LaViolette’s experience and attributes qualify him to serve on our Board of Directors for several reasons. Mr. LaViolette’s vast medical technology operating experience makes him knowledgeable in the areas of product launches, new product development, clinical and regulatory affairs, plant management, quality systems, international sales and marketing, acquisitions and integrations, and income statement management.

Class II Directors

Michael Carusi has served as a member of our Board of Directors since April 2003. He has served as a General Partner at Advanced Technology Ventures, a venture capital firm, since October 1998. Mr. Carusi has served on the board of directors of XTENT, Inc., a publicly traded medical device company, as well as on the boards, audit committees and compensation committees of several privately-held life sciences and medical device companies. Mr. Carusi received a B.S. degree in Mechanical Engineering from Lehigh University and an M.B.A. degree from the Amos Tuck School of Business at Dartmouth College.

Mr. Carusi’s experience and attributes qualify him to serve on our Board of Directors for several reasons. As a result of serving on the boards of another public and several privately-held life science and medical device companies, Mr. Carusi has gained vast experience in analyzing and evaluating such companies’ financial statements. Mr. Carusi has also been involved in the management of, or invested in over sixteen separate medical device and biopharma companies.

Jonathan Osgood has served as a member of our Board of Directors since March 2002. In 2001, Mr. Osgood co-founded, and is a managing member of, Cutlass Capital, L.L.C., a venture capital firm that invests exclusively in the healthcare industry. Mr. Osgood also serves as a member of the board of directors of several privately-held medical device companies. Mr. Osgood is a Certified Financial Analyst and received a B.A. degree in Economics from Dartmouth College and an M.B.A. degree from the Amos Tuck School of Business at Dartmouth College.

Mr. Osgood’s experience and attributes qualify to serve on our Board of Directors for several reasons. Virtually all of his 37 year business career has been spent in and around the health care industry. From 1984 until 2000, Mr. Osgood led Alex. Brown & Sons’ and Deutsche Bank’s Health Care Research practice, where he advised clients in their health care investing strategy. From 2001 to the present, as a managing member of Cutlass Capital, L.L.C., Mr. Osgood has been investing in privately owned health care companies, primarily in the medical device space. As a result of this experience, Mr. Osgood has broad and deep experience in working with and analyzing health care companies, and has developed a large network of health care company executives, entrepreneurs, physicians, investment bankers and venture capitalists.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE TWO DIRECTOR NOMINEES SET FORTH ABOVE.

Board Meetings and Annual Meeting Attendance

Our Board of Directors held seven meetings during the fiscal year ended December 31, 2009. Each of the directors serving at the time attended in person or by teleconference at least 75% of the aggregate of all of the meetings held by the Board of Directors and any committees of the Board of Directors on which such person served during the last fiscal year. Mr. Randall attended the 2009 annual meeting of stockholders.

Our securities are listed on The Nasdaq Global Market and are governed by its listing standards. Our Board of Directors has determined that the following six directors satisfy the current “independent director” standards established by Rule 5605(a)(2) of the Nasdaq Listing Rules: Messrs. Carusi, Dann, LaViolette, Osgood, Shapiro and Slattery (until Mr. Slattery’s resignation as a director and appointment as Executive Vice President and Chief Financial Officer).

Committees of the Board of Directors

Our Board of Directors has established three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Each of these committees operates under a written charter adopted by our Board of Directors, copies of which are posted on our Internet website at www.trans1.com. In addition, we will provide electronic or paper copies of the standing committee charters free of charge, upon request made to our corporate Secretary at TranS1 Inc., 301 Government Center Drive, Wilmington, North Carolina 28403, by telephone at (910) 332-1700, or by facsimile at (910) 332-1701. Each committee is described below.

Audit Committee.  The functions of our audit committee include appointing and determining the compensation for our independent auditors, establishing procedures for the receipt, retention and treatment of complaints regarding internal accounting controls and reviewing and overseeing our independent registered public accounting firm. The current members of the audit committee are Messrs. Osgood and Carusi. Mr. Slattery was the chairman of the audit committee until his resignation on April 19, 2010. Mr. Slattery resigned in connection with his appointment as Executive Vice President and Chief Financial Officer of the Company. The Board is currently in the process of locating a successor for Mr. Slattery and intends to complete this process within six months of Mr. Slattery’s resignation in accordance with applicable Nasdaq Listing Rules. All members of the audit committee are non-employee directors and satisfy the current standards with respect to independence, financial expertise and experience established by Nasdaq and SEC rules. Our Board of Directors previously determined that Mr. Slattery met the SEC’s definition of “audit committee financial expert”. The audit committee held six meetings during 2009.

Compensation Committee.  The compensation committee reviews and recommends to our Board of Directors the salaries and benefits for our executive officers and recommends overall employee compensation policies. The compensation committee also administers our equity compensation plans. The chairman of the compensation committee is Mr. Dann and the other current members are Messrs. LaViolette and Shapiro. All members of the compensation committee are non-employee directors and satisfy the current independence standards established by Nasdaq and SEC rules. The compensation committee held five meetings during 2009.

The scope of authority of the compensation committee, the role of executive officers in determining or recommending the amount or form of executive and director compensation, and the role of compensation consultants, if any, in determining or recommending the amount or form of executive and director compensation are described below under the heading “Executive Compensation — Role of Compensation Committee.”

Nominating and Corporate Governance Committee.  The nominating and corporate governance committee identifies individuals qualified to serve as members of our Board of Directors, recommends to our Board nominees for our annual meetings of stockholders, evaluates our Board’s performance, develops and recommends to our Board corporate governance guidelines and provides oversight with respect to corporate governance and ethical conduct. The chairman of the nominating and corporate governance committee is Mr. Carusi and the other current members are Messrs. Dann, Osgood and LaViolette. All members of the nominating and corporate governance committee are non-employee directors and satisfy the current independence standards established by Nasdaq and SEC rules. The nominating and corporate governance committee did not hold any meetings during 2009.

The nominating and corporate governance committee believes that differences in experiences, knowledge, skills and viewpoints enhance the Board’s performance. Thus, the committee considers such diversity in selecting, evaluating and recommending proposed nominees. However, neither the committee nor the Board has implemented a formal policy with respect to the consideration of diversity for the composition of the Board.

The processes and procedures followed by the nominating and governance committee in identifying and evaluating director candidates are described below under the heading “Director Nomination Process.”

Other Committees.  Our Board of Directors may establish other committees as it deems necessary or appropriate from time to time.

Director Nomination Process

The process followed by our nominating and governance committee to identify and evaluate director candidates includes, without limitation, requests to Board members, management and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the committee and the Board. From time to time, we may also use the services of a third-party search firm to identify and evaluate potential director candidates.

In determining whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, our nominating and governance committee considers a number of factors, including the candidate’s character and integrity, business acumen, experience in our business and industry, diligence, potential conflicts of interest, and the ability to act in the best interests of all stockholders. The committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for each prospective nominee. Our Board believes that the qualifications of its directors, considered as a group, should provide a diverse mix of experiences, knowledge, skills and viewpoints.

Our nominating and corporate governance committee also considers properly submitted stockholder recommendations of director candidates. Stockholders who wish to recommend a director candidate for consideration by the nominating and corporate governance committee may do so by submitting the nominee’s comprehensive written resume, including the candidate’s name, home and business contact information, detailed biographical data and relevant qualifications, as well as a consent in writing signed by the recommended nominee that he or she is willing to be considered as a nominee and if nominated and elected, he or she will serve as a director. Stockholders should send their written recommendations of nominees accompanied by the candidate’s resume and consent to: Chairperson of the Nominating and Corporate Governance Committee, c/o TranS1 Inc., 301 Government Center Drive, Wilmington, North Carolina 28403. Assuming that an appropriate resume and consent have been provided on a timely basis, the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for other director candidates. If the Board determines to nominate a stockholder-recommended candidate and recommends him or her for election, then his or her name will be included in our proxy materials for the next annual meeting. The foregoing policy is subject to our amended and restated certificate of incorporation, bylaws and applicable law.

Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the nominating and governance committee or the Board, by following the procedures set forth above under the caption “Other Business and Stockholder Proposals-Bylaw Requirements for Stockholder Submission of Nominations and Proposals.” However, candidates directly nominated by stockholders in accordance with the procedures set forth in the bylaws will not be included in our proxy materials for the next annual meeting.

We do not currently pay any fees to any third party to identify or evaluate, or to assist in identifying or evaluating, potential director candidates.

No director nominations by stockholders have been received as of the filing of this proxy statement.

Stockholder Communications to the Board of Directors

Stockholders may submit communications to our Board of Directors, its committees or the chairperson of any of its committees or any individual members of the Board of Directors by addressing a written communication to: Board of Directors, c/o TranS1 Inc., 301 Government Center Drive, Wilmington, North Carolina 28403. Stockholders should identify in their communication the intended addressee. Stockholder communications will be forwarded to our corporate Secretary. The Secretary will acknowledge receipt to the sender, unless the sender has submitted the communication anonymously, and forward a copy of the communication to the addressee or, if the communication is addressed generally to our Board of Directors, to each member of the Board of Directors.

Board Structure

The Board of Directors has, as with prior years, chosen not to create a Chairman of the Board position. In particular, the Board of Directors believes that it is in the best interests of the Company’s stockholders not to elect the Chief Executive Officer as the Chairman of the Board because it believes that doing so may concentrate too much power in the hands of a single executive. In addition, the Board of Directors does not believe it would be beneficial to appoint any other individual to the position of the Chairman of the Board because it believes that all directors should have an equal role in the management and oversight of the Company. Furthermore, the Board of Directors believes that it is important for the Company’s Chief Executive Officer and its other officers to report to the entire Board of Directors. Although the Company believes that not creating a Chairman of the Board position is appropriate at this time, the Company’s corporate governance policies do not establish this approach as a policy and the Company will continue to assess whether this approach continues to be the most favorable approach for the Company.

Role of Board in Risk Oversight Process

The responsibility for the day-to-day management of risk lies with the Company’s management, while the Board of Directors is responsible for overseeing the risk management process to ensure that it is properly designed, well-functioning and consistent with the Company’s overall corporate strategy. Each year the Company’s management identifies what it believes are the top individual risks facing the Company. These risks are then discussed and analyzed with the Board. This enables the Board to coordinate the risk oversight role. However, in addition to the Board, the committees of the Board consider the risks within their areas of responsibility. The Audit Committee oversees the risks associated with the Company’s financial reporting and internal controls, the Compensation Committee oversees the risks associated with the Company’s compensation practices, including reviewing the Company’s risk assessment of its compensation policies and practices for its employees, and the Nominating and Corporate Governance Committee oversees the risks associated with the Company’s overall corporate governance policies.

Non-Employee Director Compensation for 2009

Each of our non-employee directors receives an annual cash retainer of $18,000 and each non-employee director who serves as a member of our audit committee receives an annual retainer of $2,000, while non-employee directors who serve as members of our compensation or nominating and governance committees receive an annual retainer of $1,000. In addition to the annual retainers, non-employee directors receive $2,500 for each Board meeting attended in person, $750 for each Board meeting attended telephonically and $750 for each committee meeting attended in person or telephonically.

Each non-employee director who serves as the chairperson of our audit committee, compensation committee or nominating and governance committee receives, for services performed in such capacity, an annual retainer of $12,000, $5,000 and $2,500, respectively, in lieu of the retainer amount provided to members of those committees. We reimburse each non-employee member of our Board of Directors for out-of-pocket expenses incurred in connection with attending our Board and committee meetings. Each non-employee director first appointed to our Board automatically receives an initial option to purchase 30,000 shares of common stock upon such appointment, which will vest in four equal annual installments. In addition, at each annual meeting, non-employee directors who were non-employee directors for at least six months prior to the annual meeting will automatically receive an option to purchase 10,000 shares of common stock, which will be immediately vested and fully exercisable.

The following table summarizes all compensation paid to our non-employee directors in 2009:

Non-Employee Director Compensation Paid for the 2009 Fiscal Year

	Fees
	Earned
	or Paid	Option
	in Cash	Awards	Total
Name	($)(1)	($)(2)	($)

Michael Carusi	$38,750	$45,260	$84,010
Mitchell Dann	39,500	45,260	84,760
Paul LaViolette	33,000	79,096	112,096
Jonathan Osgood	37,750	45,260	83,010
James Shapiro	31,500	45,260	76,760
Joseph Slattery	47,250	119,638	166,888

(1)	Reflects cash compensation earned in fiscal year end 2009.

(2)	Represents the aggregate grant date fair value of the option awards computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the fair value of the option awards are set forth in footnote 1 of the Summary Compensation Table below.

During fiscal year 2009, our non-employee directors were issued options to purchase shares of our common stock as set forth in the following table:

Name	Date of Option Grant	Options Granted(1)

Michael Carusi	6/3/2009	10,000	(2)
Mitchell Dann	6/3/2009	10,000	(2)
Paul LaViolette	6/3/2009	10,000	(2)
Jonathan Osgood	6/3/2009	10,000	(2)
James Shapiro	6/3/2009	10,000	(2)
Joseph Slattery	6/3/2009	10,000	(2)

(1)	All option grants have a term of ten years.

(2)	These options were granted in connection with the non-employee directors continuous service to our Board of Directors. Each of these options vested immediately upon grant.

At the end of fiscal year 2009, each of our non-employee directors hold options to purchase the following number of shares of our common stock:

Name	Total Options Held

Michael Carusi	20,000
Mitchell Dann	20,000
Paul LaViolette	40,000
Jonathan Osgood	20,000
James Shapiro	20,000
Joseph Slattery	50,000

Executive Officers

Richard Randall.  Please see Mr. Randall’s biography above, which is included with the director biographies.

Robert Martin (45) has been our Vice President of International Sales since July 2007. From 2000 to June 2007, Mr. Martin was with Ascension Orthopedics, Inc. a privately held extremity orthopedics company, serving first as Vice President of Global Sales and Marketing and then as President and CEO. From 1999 to 2000, he served as European Sales Manager for Innovasive Devices, Inc. a developer, manufacturer, and marketer of arthroscopic surgical products which was acquired by the Ethicon Division of Johnson & Johnson in 2000. From 1996 to 1999, Mr. Martin served as Sales and Marketing Manager for three divisions of Stryker Inc. (Canada), a publicly traded global orthopedic company. Mr. Martin received a B.A. degree in Physical Education from the University of Western Ontario.

Former Executive Officers

Rick Simmons (47) was our Vice President, Marketing and Sales from November 2003 through March 2010. From 2000 to 2003, Mr. Simmons served as Vice President of Sales and Marketing at Nuvasive, Inc., a publicly traded minimally invasive spinal platform technology and implant company. From 1997 to 2000, he served as Vice President, Global Marketing and Sales of Innovasive Devices, Inc., a developer, manufacturer and marketer of arthroscopic surgical products which was acquired by the Ethicon Division of Johnson & Johnson in 2000. From 1995 to 1997, Mr. Simmons served as Director of Marketing, Managed Care and Business Development of Genzyme Tissue Repair, Inc., a human tissue engineering technology company serving the orthopaedic surgical sports medicine market and publicly traded division within Genzyme Corporation. Mr. Simmons received a B.A. degree in Exercise Physiology from the California State University at Northridge. Mr. Simmons continues to be employed by the Company but is no longer an executive officer.

William Jackson (58) was our Vice President, Regulatory, Clinical and Quality from May 2007 through January 2010. Mr. Jackson has over 29 years of regulatory experience, including responsibility for regulatory and clinical affairs at St. Jude Medical, Inc., and holding senior positions in regulatory and clinical affairs at Genetic Laboratories, Neuromed and Intermedics, Inc. Mr. Jackson also founded W.F. Jackson Associates, Ltd., a regulatory affairs consulting business for medical device companies, in 1991, and has served as its President since that time. Mr. Jackson received a B.A. degree in Zoology and Chemistry from Concordia College and an M.B.A. degree from the University of Minnesota (Moorhead).

Michael Luetkemeyer (60) was our Chief Financial Officer from April 2007 through March 2010. Prior to that, Mr. Luetkemeyer held various positions with Micromuse, Inc., a network management software provider that was acquired by IBM in 2006, including Chief Financial Officer from October 2001 to January 2005, interim Chief Executive Officer from January 2003 to August 2003, and Senior Vice President from February 2005 to March 2006. Mr. Luetkemeyer also served as a member of the board of directors of Micromuse from January 2003 to February 2005. Prior to joining Micromuse, he served as Chief Financial Officer of Aprisma Management Technologies, a network management software provider, from 2000 until October 2001, and held a variety of senior finance positions at GE Aerospace, GE Semiconductor and GE Plastics for more than ten years. Mr. Luetkemeyer received a B.S. degree in Finance from Southwest Missouri State, an M.A. degree in Economics from the University of Missouri (St. Louis) and a B.S. degree in Accounting from Rollins College.

New Executive Officers in 2010

Kenneth Reali (44) has been our President and Chief Operating Officer since January 2010. Mr. Reali has over 20 years of general management, sales and marketing experience with leading medical device and orthopedic companies. Mr. Reali joined the Company from Smith & Nephew where he spent five years in various senior marketing, sales and product development positions, including most recently as Senior Vice President and General Manager of the Biologics and Spine Business. Prior to joining Smith & Nephew, Mr. Reali held senior marketing, sales and product development positions at Stryker for seven years. Prior to joining Stryker, Mr. Reali worked as a territory and product manager at BioMet for eight years. Mr. Reali received a B.S. degree in Business from Valparaiso University.

B. Dwayne Montgomery (42) has been our Vice President of Sales since March 2010. Mr. Montgomery has nearly 20 years of sales leadership, general management and marketing experience with medical device and orthopedic companies. He joined the Company from Linvatec Corporation where he was most recently Vice President of Sales. Mr. Montgomery was employed at Linvatec Corporation from 2008 until March 2010. Prior to Linvatec Corporation, Mr. Montgomery was the Vice President & General Manager at Smith & Nephew, Inc. from 2003 until 2008 and a Regional Sales Manager at Guidant Corporation from 1993 to 2003.

Joseph Slattery has been our Executive Vice President and Chief Financial Officer since April 19, 2010. He served as a member of our Board of Directors from November 2007 until his resignation on April 19, 2010. From October 1, 2006 through August 3, 2007, Mr. Slattery served as Chief Financial Officer and Senior Vice President of Finance and Information Systems of Digene Corporation, a molecular diagnostics company that was acquired by Qiagen, N.V. in August, 2007. Prior to being appointed Chief Financial Officer, he served as Senior Vice President, Finance and Information Systems, beginning in September 2002. Previously, he served as Vice President, Finance, from July 1999 to September 2002 and as Controller from February 1996 to July 2000. Mr. Slattery serves on the board of directors of Micromet, Inc., a publicly-held biopharmaceutical company developing novel, proprietary antibodies for the treatment of cancer, inflammation and autoimmune diseases and CVRx, Inc. a privately-held company developing implantable technology for the treatment of hypertension. Mr. Slattery received a B.S. degree in Accountancy from Bentley University.

Mr. Slattery’s experience and attributes qualified him to serve on our Board of Directors for several reasons. In addition to having accounting expertise, Mr. Slattery has senior management experience as the Chief Financial Officer of a commercial stage publicly traded healthcare company with international operations. Mr. Slattery has also served on the audit committee of a public company, is a registered Certified Public Accountant in Virginia, and is a member of the Virginia Society of Certified Public Accountants. Mr. Slattery recently resigned as a member of our Board of Directors and Chairman of our audit committee in connection with his appointment as the Company’s Executive Vice President and Chief Financial Officer.

Family Relationships

There are no family relationships between any of our directors or executive officers.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or compensation committee.

Our compensation committee consists of Messrs. Dann, LaViolette and Shapiro. Messrs. Dann, LaViolette and Shapiro are affiliated with Sapient Capital, L.P., SV Life Sciences and Thomas Weisel Healthcare Venture Partners, L.P., respectively, and each of Sapient Capital and Thomas Weisel Healthcare hold registration rights, the details of which are disclosed under the heading “Certain Relationships and Related Party Transactions — Registration Rights for Holders of our Formerly Outstanding Preferred Stock.”

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers and beneficial owners of more than 10% of our common stock to file reports of ownership and reports of changes in the ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of such forms submitted to us during the year ended December 31, 2009, we believe that all Section 16(a) filing requirements applicable to our officers and directors were complied with.

Code of Ethics and Code of Conduct

We have adopted a Code of Ethics for Principal Executive and Financial Officers that is applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. We have also adopted a Code of Business Conduct and Ethics that is applicable to all our directors, officers and employees. The codes reflect our values and the business practices and principles of behavior that support our commitment to maintaining the highest standards of business conduct and ethics. The codes are posted on our website at www.trans1.com under “Investor Relations — Corporate Governance.” We will provide you with print copies of our codes free of charge on written request to our corporate Secretary at TranS1 Inc., 301 Government Center Drive, Wilmington, North Carolina 28403. We will post any amendment to the codes, as well as any waivers that are required to be disclosed by the rules of the SEC or the Nasdaq Global Market, on our website promptly following the date of such amendment or waiver.

Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our named executive officers for fiscal year 2009 should be read together with the compensation tables and related disclosures set forth below.

Our Compensation Philosophy and Objectives

The primary objective of our executive compensation program is to attract and retain talented executives to lead us and create value for our stockholders. In order to achieve our objective, we believe that our compensation program must provide a total compensation package that is competitive with other companies in the medical device industry. Our executive compensation program for each named executive officer generally consists of a base salary, an annual short-term incentive payment based upon the achievement of corporate and/or personal objectives and long-term equity-based incentive awards, which to date have been in the form of stock options. The equity component of our compensation is designed to align executive officers compensation with the goal of creation of long-term value for our stockholders. In fiscal year 2009, we did not make any significant changes to our compensation philosophy or objectives.

Role of Compensation Committee

Our Compensation Committee was appointed by our Board of Directors, and consists entirely of directors who are independent directors under applicable Nasdaq Listing Rules, “outside directors” for purposes of Section 162(m) of the Code, and “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. Our Compensation Committee reviews and recommends to our Board of Directors our executive compensation and benefit policies. Our Compensation Committee is responsible for, among other things, analyzing individual and corporate achievements and recommending to our Board of Directors appropriate compensation packages for our executive officers. In addition, our Compensation Committee administers our equity-based compensation plans. Our Compensation Committee met two times during fiscal year 2009.

Our Compensation Committee believes that, to attract and retain sufficient executive talent, it is appropriate to compensate our executive officers at a level comparable to the compensation amounts provided to executives at comparable medical device companies, subject to the individual’s experience and expected contribution to us, and the other factors discussed herein.

The Compensation Committee has not established any formal policies or guidelines for allocating between long-term and currently paid out compensation, or between cash and non-cash compensation. In determining the amount and mix of compensation elements and whether each element provides the correct incentives and rewards for performance consistent with our short and long-term goals and objectives, our Compensation Committee relies on its judgment about each individual’s experience and performance in a rapidly changing business environment rather than adopting a formulaic approach to compensatory decisions that are too narrowly responsive to short-term changes in business performance. In addition, the Compensation Committee considered compensation information provided by Equilar, a company that provides peer group data regarding executive compensation, prior to making its compensation decisions with respect to fiscal year 2009 as well as the data it collected in 2008 from Radford, a compensation consultant the Company engaged in that year. However, the Compensation Committee did not rely on this information exclusively and had the responsibility of recommending executive compensation to our Board of Directors. Executive compensation is ultimately approved by our Board of Directors. In 2009, our Board of Directors approved the Compensation Committee’s recommendations for executive officer compensation without change.

Role of Executive Officers on Compensation Committee

Our Compensation Committee solicits input from Richard Randall, our chief executive officer, in determining executive compensation, in particular with respect to salary, short-term incentive compensation and option grant awards to our executive officers other than Mr. Randall. While Mr. Randall discusses his recommendations with the

Compensation Committee, he does not participate in deliberation or determination of his own compensation. None of our other executive officers participate in the Compensation Committee’s discussions regarding executive compensation.

Benchmarking

We believe the components of our current compensation program, which include base salary, short-term cash incentive payments and long-term equity awards are generally consistent with the compensation components of other comparable medical device companies. Historically, we have not benchmarked total executive compensation, or any component of executive compensation, to that of other companies. However, we have historically reviewed compensation data from other companies as one component of our executive compensation decisions. In fiscal year 2009, we utilized information provided by Equilar, an independent source of executive compensation information, to assist us in determining the total compensation to be paid to our executive officers, as well as the various components of compensation. However, this comparison was only one of several factors that we relied upon when establishing compensation for our executive officers.

Compensation Components

Executive compensation currently consists of the following components:

Base Salary

We provide our executive officers with base salaries to compensate them for services rendered during the year. Base salaries provide a basic level of compensation and are necessary to recruit and retain executives. We determine our executive officers’ salaries based upon an assessment of a combination of each executive’s job responsibilities, individual experience and expected level of contribution. As discussed above, we also compare the base salaries paid to our executive officers to those of executive officers serving similar companies within the medical device industry. Our Compensation Committee reviews the salaries of our executive officers annually at the beginning of each calendar year and recommends to our Board of Directors changes in salaries based primarily on comparative market data, significant changes in responsibilities during the prior calendar year, individual performance and general market conditions.

When the Company was privately owned, the Compensation Committee relied on the experience of our directors, including Mr. Randall, and compensation surveys for venture capital funded companies in establishing the salaries to be paid to our executive officers. Beginning in 2007, when it became more likely that we would undertake an initial public offering of our common stock, we felt it was more appropriate to compare our executive officers’ base salaries to executive officers at other publicly traded medical device companies in similar development stages. For fiscal year 2009, we compared the base salaries we pay to our executive officers to the base salaries paid by the following publicly traded medical device companies:

• Alphatec Holdings, Inc.	• Kensey Nash Corporation
• AtriCure, Inc.	• Cardica, Inc.
• Conceptus, Inc.	• Micrus Endovascular Corporation
• DexCom, Inc.	• Stereotaxis, Inc.
• Abiomed, Inc.	• NMT Medical, Inc.
• Hansen Medical, Inc.	• Vascular Solutions, Inc.
• Insulet Corporation	• VNUS Medical Technologies, Inc.

These “peer group” companies were selected upon the recommendation of our Compensation Committee and data about the salaries paid by these companies was provided by Equilar. The primary factors considered by the Compensation Committee in selecting these companies were that the companies operate in the medical device industry, total revenues of the companies in fiscal year 2008, and the stage of growth of the companies.

In establishing or evaluating our base salaries relative to the peer group companies, we generally take into account the median base salary for these companies as a general starting point for the analysis. However, we also take into consideration other factors such as our executive officers’ experience level, their responsibility level and expected contributions to our business, and the size (in terms of revenues and profitability) and stage of growth of the companies to which we are comparing the base salary amounts. Equilar did not play any role in selecting the peer group companies listed above.

Mr. Randall’s base salary was established when he joined us in 2002 and remained at substantially the same level through 2006. Although we believe his salary was fair based on our stage of development and the equity position afforded to Mr. Randall at the time he joined us, by 2007 the Compensation Committee determined that Mr. Randall’s salary was significantly below market for executives at other publicly traded medical device companies with similar experience levels. In May 2007, upon recommendation of our Compensation Committee, our Board of Directors approved an increase to Mr. Randall’s annual base salary from $215,000 to $300,000. In January 2008, the Compensation Committee recommended an increase in Mr. Randall’s salary to $325,000, which was subsequently approved by our Board of Directors. Mr. Randall’s base salary remained at $325,000 in 2009, and has been increased to $340,000 in 2010.

Short-Term Incentive Compensation

Our Compensation Committee believes that cash-based annual incentive payments, which we refer to as cash bonuses, that are paid based upon the achievement of specified company and individual performance objectives create value for our business and help to align the compensation of our executive officers with the interests of our stockholders. Our Compensation Committee, based upon a review of compensation data from the peer group companies, and recommendations from Mr. Randall, initially determines the target level of cash bonuses for each of our executive officers, which targets are based on a percentage of annual salary. Mr. Randall generally does not provide input to the Compensation Committee about the target level of cash bonus for himself. The Compensation Committee does not benchmark target cash bonus amounts or performance targets to the target bonus amounts or performance targets established by the peer group companies primarily because the Company’s goals for its overall performance and the performance of its executive officers are unique to the Company. The Company utilizes compensation data with respect to our peer group companies as one component in establishing the target cash bonus amounts.

Based upon its consideration of the various factors mentioned above, the target level of cash bonuses for Messrs. Randall, Luetkemeyer, Simmons, Martin and Jackson with respect to fiscal year 2009 were 50%, 30%, 30%, 25% and 30% of their 2009 base salary, respectively. These percentages, and the resulting targeted cash bonus amounts are set forth in the table below:

Name	2009 Base Salary		Target Percentage	2009 Target Cash Bonus

Richard Randall	$325,000		50%	$162,500
Michael Luetkemeyer	$250,000		30%	$75,000
Rick Simmons	$245,000		30%	$73,500
Robert Martin	$278,000	(1)	25%	$69,500	(1)
William Jackson	$210,000		30%	$63,000

(1)	Mr. Martin’s salary and potential cash bonus amount was established in euros. In calculating the U.S. dollar equivalent for disclosure purposes, we used a conversion rate of euros to U.S. dollars of 1.39:1.00 as described in footnote 1 to the Summary Compensation Table below.

Cash bonuses are earned based upon the achievement of both company performance targets, which are the same or similar for each of our named executive officers, and individual performance targets, which are different for each of our named executive officers.

Company Performance Targets

In 2009, the Company performance targets were based upon the achievement of specified company revenue amounts. The Compensation Committee utilized company revenue as the performance target because it determined that revenue was an important indicator of financial success for a company at our stage of growth. The

Compensation Committee then established specific “threshold,” “target” and “maximum” revenue amounts for 2009. When setting these amounts, the Compensation Committee believed that the “threshold” level would be difficult to achieve, the “target” level would be very difficult to achieve, and the “maximum” level would be extremely difficult to achieve. As discussed below, the Company did not achieve company revenue at the “threshold” level in 2009.

The actual cash bonus that a named executive officer was eligible to receive with respect to 2009 was a function of both the 2009 target cash bonus for that named executive officer and the Company’s achievement with respect to the specified revenue amounts. The Committee determined that, to the extent the revenue targets were not achieved at the “threshold” level, no cash bonus awards would be paid to the named executive officers with respect to 2009. The following table sets forth the percentage of the respective target cash bonus amounts that each named executive would have been entitled to receive based upon the achievement of the specified revenue targets:

Name	Threshold (%)	Target (%)	Maximum (%)

Richard Randall	50%	100%	150%
Michael Luetkemeyer	50%	100%	120%
Rick Simmons	50%	100%	— (1)
Robert Martin	50%	100%	— (2)
William Jackson	50%	100%	120%

(1)	The Company did not utilize a “maximum” percentage for Mr. Simmons. Instead, he was eligible to receive an additional 2.0% of every dollar of revenue generated from sales within the U.S. above a targeted amount.

(2)	The Company did not utilize a “maximum” percentage for Mr. Martin. Instead, he was eligible to receive an additional 4.0% of every dollar of revenue from sales generated outside the U.S. above a targeted amount.

The percentages from the foregoing table were then multiplied by each named executive officer’s 2009 target cash bonus amounts to obtain the “threshold,” “target” and “maximum” cash bonuses that each named executive would have been eligible to receive in 2009. These amounts are set forth in the table below:

Name	Threshold ($)		Target ($)		Maximum ($)

Richard Randall	$81,250		$162,500		$243,750
Michael Luetkemeyer	$37,500		$75,000		$90,000
Rick Simmons	$36,750		$73,500		—(2)
Robert Martin	$36,750	(1)	$73,500	(1)	—(3)
William Jackson	$31,500		$63,000		$88,200

(1)	Mr. Martin’s potential cash bonus amount was established in euros. In calculating the U.S. dollar equivalent for disclosure purposes, we used a conversion rate of euros to U.S. dollars of 1.39:1.00 as described in footnote 1 to the Summary Compensation Table below.

(2)	See footnote 1 from the table immediately above.

(3)	See footnote 2 from the table immediately above.

Individual Performance Targets

As discussed above, achievement with respect to the Company performance targets established the potential cash bonus award payable to each named executive officer. However, the Compensation Committee also established several individual performance targets for each named executive officer. In some cases, the Company performance targets were a component of a named executive officer’s individual performance targets. To the extent the named executive officers were eligible to receive cash bonuses with respect to 2009 as a result of achievement with respect to the Company performance targets, the Committee would then assess performance with respect to the individual targets to determine the extent to which each named executive officer earned his cash bonus. The individual performance targets established for each of our named executive officers in 2009 are set forth in the table below:

Name	Personal or Company Objective

Richard Randall	• “Target” amount for total company revenue
• Gross Margin target for AxiaLIF
• Achieve specified cash utilization rate
• Profitability plan
• Management team development and succession planning
• New product development
• New market development

Michael Luetkemeyer	• Support revenue growth and inventory management
• Achieve specified cash utilization rate
• Profitability plan
• Manage internal controls and financial audit
• Manage financial reporting

Rick Simmons	• “Target” amount for revenue generated from sales in the U.S.
• New market development
• Managing expense budgets
• Achieving sales productivity targets
• Obtaining favorable reimbursement decisions

Robert Martin	• “Target” amount for revenue generated from sales outside the U.S.
• Managing quarterly expenses
• Achieving specified sales levels in certain countries

William Jackson	• Obtain 510(k) clearance for product
• Submit CE Mark for product
• Complete pilot program for product
• Commence and complete phase II study for product
• Complete milestone study for product
• Quality system compliance

Determination of 2009 Cash Bonus Amounts

As a result of the Company’s failure to achieve the Company’s revenue target at the “threshold” amount, the Compensation Committee determined that it would not be appropriate to pay cash bonuses in 2009. Accordingly, notwithstanding their achievement with respect to individual performance targets, our named executive officers did not earn any cash bonuses for 2009.

The Compensation Committee will continue to assess the benefits and objectives of our cash-based annual incentive program in light of our continuing need to create incentives for our executive officers in order to encourage the achievement of performance goals that are instrumental to our continued success.

Long-Term Equity-Based Incentive Awards

We believe that equity ownership in the Company is important to provide our executive officers with long-term incentives to build value for our stockholders. Long-term equity can be awarded to executives by our Board of Directors in the form of stock options or restricted stock. Equity grants are generally made to our executive officers by our Board of Directors at regularly scheduled meetings. Historically, we have provided our executive officers with long-tem equity awards in the form of stock options. The exercise price of our options is set at the closing price of our common stock on Nasdaq on the grant date. We believe that stock options are an important element of total executive compensation because stock options:

•	Are consistent with our philosophy of aligning the compensation of our named executive officers with the creation of value for our stockholders, as value is created for the executive only if the share price of our common stock increases during the option term; and

•	Help retain key executives as the options typically vest on a ratable basis over a multi-year period.

Each executive officer was provided with an option grant when they joined us based upon their position with us, expected level of contribution, relevant prior experience and a review of comparable equity compensation data from other companies. These initial grants typically vest over four years, and no shares vest before the one year anniversary of the option grant. We spread the vesting of our options over four years to compensate executives for their contribution over a period of time and to more properly align the executive’s interest with our stockholders’ interests.

In addition to the initial option grants, our Board of Directors has granted additional options to retain our executive officers and combine the achievement of corporate goals with strong individual performance. Options are granted based on a combination of individual contributions to us and on general corporate achievements and expectations. Additional option grants are not communicated to executives in advance and generally vest over a period of four years. Our Compensation Committee compares equity ownership against our peer group companies in establishing equity grants for new hires and/or for approving additional equity grants to existing executives, although this is only one factor in any such decisions.

In fiscal year 2009, we granted additional stock options to our executive officers in an effort to retain and continue to provide incentive to the executives with unvested equity awards. The number of options granted to the executive officers in fiscal year 2009 was based on several factors including our recent financial performance, the market price of our common stock on the grant date, an assessment of the aggregate number of options that the Compensation Committee believed we could reasonably afford to grant under our equity incentive plan, and a subjective determination by the Compensation Committee and Mr. Randall of the number of unvested options they deemed reasonable to provide the sufficient incentive for the executive officers’ continued employment with us. The stock options granted to our executive officers in 2009 were designed to expire if the Company did not reach its revenue threshold described in the section entitled “Short-Term Incentive Compensation” above. Such options were determined to have expired in early 2010.

Perquisites and Other Benefits

We have a 401(k) plan for the benefit of all of our eligible employees, including our executive officers. We do not provide for matching contributions under the 401(k) plan. We also provide health, dental, vision and life insurance and other customary employee assistance plans to all full-time employees, including our executive officers. We do not provide any benefits that would be considered “perquisites” under the rules established by the SEC.

Accounting and Tax Considerations

Effective January 1, 2006, we adopted the fair value provisions of Financial Accounting Standards Board ASC Topic 718 — Stock Compensation. Under FASB ASC Topic 718 — Stock Compensation, we are required to estimate and record an expense for each award of equity compensation (including stock options) over the vesting period of the award.

Section 162(m) of the Code limits the amount that we may deduct for compensation paid to our chief executive officer and to each of our four most highly compensated officers to $1,000,000 per person, unless certain exemption requirements are met. Exemptions to this deductibility limit may be made for various forms of “performance-based compensation.” In the past, annual cash compensation to our executive officers has not exceeded $1,000,000 per person, so the compensation has been deductible. In addition to salary and bonus compensation, upon the exercise of stock options that are not treated as incentive stock options, the excess of the current market price over the option price, or option spread, is treated as compensation and accordingly, in any year, such exercise may cause an officer’s total compensation to exceed $1,000,000.

Summary Compensation Table

The following table sets forth summary compensation information for the years ended December 31, 2009, December 31, 2008 and December 31, 2007 for our chief executive officer, chief financial officer and each of our other three most highly compensated executive officers as of the end of fiscal year 2009 whose total compensation exceeded $100,000. We refer to these persons as our named executive officers elsewhere in this Proxy Statement.

						Non-Equity
					Option	Incentive Plan
			Salary	Bonus	Awards	Compensation	All Other	Total
Name and Principal Position	Year		($)	($)(1)	($)(2)	($)(3)	Compensation ($)	($)

Richard Randall	2009		325,000	—	198,092	0	—	523,092
Chief Executive Officer and	2008		318,750	—	180,014	—	—	498,764
Director	2007		300,000	—	90,147	105,000	—	495,147
Michael Luetkemeyer(4)	2009		250,000	—	324,875	0	—	574,875
Former Chief Financial Officer	2008		243,750	—	317,643	37,500	—	598,893
	2007		159,737	—	184,968	31,950	—	376,655
Rick Simmons	2009		245,000	—	181,153	0	—	426,153
Former Vice President,	2008		233,750	—	170,306	7,166	—	411,222
Marketing and Sales	2007		200,000	—	66,493	56,400	—	322,893
Robert Martin(5)	2009		278,000	—	118,380	0	—	396,380
Vice President,	2008		294,000	—	118,380	7,350	—	419,730
International Sales	2007		148,000	—	64,122	10,086	—	222,208
William Jackson	2009		210,000	—	110,981	0	—	320,981
Former Vice President,	2008		207,500	—	110,981	11,025	—	329,506
Regulatory, Clinical and Quality	2007	(6)	—	—	—	—	—	—

(1)	We generally do not pay discretionary cash bonuses to our named executive officers.

(2)	Represents the grant date valuation of the option awards recognized by us as an expense for financial accounting purposes in accordance with FASB ASC Topic 718. The value of the option awards is the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the fair value of the option awards are set forth in footnote 7 of our audited financial statements for the fiscal year ended December 31, 2009 included in our Annual Report on Form 10-K filed with the SEC on March 12, 2010. The awards for which expense is shown in this table include the awards described in the Grants of Plan-Based Awards table below, as well as awards granted in previous years for which we continued to recognize expense.

(3)	To the extent earned with respect to a particular fiscal year, the cash bonuses referred to under the heading “Short-Term Incentive Program” above would be disclosed in this column as Non-Equity Incentive Plan awards. However, our named executive officers did not earn any cash bonuses with respect to 2009.

(4)	Mr. Luetkemeyer resigned from his position as Chief Financial Officer effective as of March 31, 2010.

(5)	Mr. Martin is employed on a full-time basis and is paid in euros on a monthly basis. His annual base salary for fiscal year 2009 was €200,000. In calculating the U.S. dollar equivalent for disclosure purposes, we used a conversion rate to convert the sum of his payments from euros into U.S. dollars. The conversion rate is based on an average of the closing exchange rates in effect for each day on which we remitted payments to Mr. Martin for each month of the fiscal year in which the payments were made. This conversion rate of euros to U.S. dollars was 1.39:1.00.

(6)	No compensation was earned by this named executive officer with respect to this fiscal year because he was not employed by us during this fiscal year.

Grants of Plan-Based Awards in 2009

The following table lists grants of plan-based awards made to our named executive officers in 2009 and related total fair value compensation for 2009.

			All Other
		Possible	Awards:		Grant Date
		Future Payouts	Number of	Exercise or	Fair Value of
		Under Non-Equity	Securities	Base Price of	Stock and
		Incentive Plan	Underlying	Option	Option
Name	Grant Date	Awards(1)	Options(2)	Awards	Awards(3)

Richard Randall	N/A	$159,375	—	—	—
	4/29/2009	—	35,000	7.29	140,140
Michael Luetkemeyer	N/A	73,125	—	—	—
	4/29/2009	—	15,000	7.29	60,060
Rick Simmons	N/A	70.125	—	—	—
	4/29/2009	—	20,000	7.29	80,080
Robert Martin	N/A	73,500	—	—	—
	4/29/2009	—	15,000	7.29	60,060
William Jackson	N/A	62,250	—	—	—
	4/29/2009	—	10,000	7.29	40,040

(1)	For Mr. Randall, possible payout reflects 50% of his base salary; for Mr. Martin, possible payout reflects 25% of his base salary, and for all other executives, possible payout reflects 30% of their base salaries.

(2)	Each of the options listed below expired due to a failure to meet the “threshold” amount of Company revenue as discussed in the “Compensation Discussion and Analysis” section above.

(3)	Amounts represent grant date fair value of each award computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year-End for 2009

The following table lists the outstanding equity incentive awards held by our named executive officers as of December 31, 2009.

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised		Option
	Options	Options	Option	Expiration
Name	Exercisable	Unexercisable(1)	Exercise Price	Date(2)

Richard Randall	49,406	27,094	5.56	5/16/2017
	20,833	29,167	12.43	4/2/2018
Michael Luetkemeyer(3)	116,250 (4)	108,750	5.56	5/16/2017
	8,333	11,667	12.43	4/2/2018
Rick Simmons	31,500	—	0.28	7/29/2013
	76,500	—	0.28	11/13/2013
	9,000	—	0.28	5/17/2015
	17,625 (5)	375	1.11	11/8/2016
	13,125	4,875	2.00	1/18/2017
	25,313	19,688	12.22	9/19/2017
	12,500	17,500	12.43	4/2/2018
Robert Martin	45,000	27,000	6.67	6/18/2017
William Jackson(6)	43,594	23,906	5.56	5/16/2017

(1)	Unless otherwise noted, all option shares vest at the rate of 25% on the first anniversary of the option grant and in 36 equal monthly installments thereafter, such that options are fully vested 48 months following the option grant date. In addition, the vesting of options may accelerate upon a change in control of the Company.

(2)	All stock option grants have a 10-year term.

(3)	Mr. Luetkemeyer resigned from his position as Chief Financial Officer effective as of March 31, 2010. All of his exercisable options will expire on June 29, 2010.

(4)	These option shares vest at a rate of 25% on the first anniversary of the option grant and in 48 equal monthly installments thereafter, such that the options are fully vested 60 months following the option grant date.

(5)	These option shares vest at a rate of 25% on the first anniversary of the option grant and in 38 equal monthly installments thereafter, such that the options are fully vested 50 months following the option grant date.

(6)	Mr. Jackson resigned from his position as Vice President, Regulatory, Clinical and Quality Control on January 20, 2010. All of his exercisable options expired on April 20, 2010.

Option Exercises for 2009

There were no options exercised by our named executive officers in 2009.

Employment and Severance Agreements and Employee Benefit Plans

Employment Agreements

We have not entered into any employment agreements with our employees.

Severance Agreements

We have not entered into any severance agreements with our employees.

Nonqualified Deferred Compensation

None of our named executive officers participate in non-qualified defined contribution plans or other deferred compensation plans maintained by us. Our compensation committee, which is comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Code, may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the compensation committee determines that doing so is in our best interests.

Potential Payments in Connection with a Change in Control

We do not have any plans or programs under which payments to any of the named executive officers are triggered by a change of control of our company, a change in the named executive officer’s responsibilities or a constructive termination of the named executive officer. The only payments or benefits that would be provided to a named executive officer following a termination of employment would be provided by us under the terms of our existing stock incentive plans.

Under our Amended and Restated 2000 Stock Incentive Plan, unless otherwise determined by our Board of Directors, upon a change in control event, defined as a merger, sale of a majority of our voting stock, sale of all or substantially all of our assets, or liquidation or dissolution of our company, the outstanding unvested options will become fully vested and exercisable immediately prior to the consummation of the change in control, and in the case of shares of our common stock subject to a repurchase right that lapses over time, such repurchase right shall, immediately prior to the consummation of the change in control, cease to apply.

For all grants under our 2000 Stock Incentive Plan since October 2007 and for all grants under our 2007 Stock Incentive Plan, upon a change in control event, defined as a merger, sale of a majority of our voting stock, sale of all or substantially all of our assets, or liquidation or dissolution of the Company, each outstanding award will be treated as the compensation committee determines, including that the successor corporation or its parent or subsidiary will assume or substitute an equivalent award for each outstanding award. The compensation committee is not required to treat all awards similarly. If there is no assumption or substitution of outstanding awards, the awards will fully vest, all restrictions will lapse, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and the awards will become fully exercisable. In addition, if the outstanding awards are assumed or substituted by an acquiring entity and the holder of the options is terminated without cause, as defined in the 2007 Stock Incentive Plan, within twelve months after the change of control transaction, their awards will fully vest, all restrictions will lapse, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and the awards will become fully exercisable.

Assuming that (i) a change in control occurred on December 31, 2009, and (ii) there was no assumption or substitution of outstanding awards in connection with such change in control, the following table summarizes the value of vested stock options and unvested stock options that would accelerate in full for each of our named executive officers:

		Value of
		Accelerated
	Value of Vested	Unvested Stock
Name	Stock Options(1)	Options(2)	Total

Richard Randall	$0	$0	$0
Michael Luetkemeyer	0	0	0
Rick Simmons	475,311	10,571	485,883
Robert Martin	0	0	0
William Jackson	0	0	0

(1)	The amounts in this column reflect the value of the exercisable options held by each named executive officer as of December 31, 2009, which is equal to the number of shares underlying each option multiplied by the difference between $3.95, the closing price of our common stock on the same date, and the exercise price of each particular option.

(2)	The amounts in this column reflect the value of the unexercisable options held by each named executive officer as of December 31, 2009, which is equal to the number of shares underlying each option multiplied by the difference between $3.95, the closing price of our common stock on the same date, and the exercise price of each particular option.

Report of the Compensation Committee

The compensation committee is responsible for, among other things, establishing, developing guidelines for, evaluating and approving all base salaries and annual and long-term cash and equity incentive compensation of TranS1’s executive officers, and all other executive benefit plans, programs and agreements. In fulfilling its responsibilities, the compensation committee has reviewed and discussed with management the information provided under the heading “Compensation Discussion and Analysis” in TranS1’s proxy statement for the Annual Meeting. Based on such review and discussion, the compensation committee recommended to the Board of Directors that such information be included in such proxy statement.

Respectfully submitted,

Mitchell Dann, Chairman
James Shapiro
Paul LaViolette

The material in this report is not “soliciting material” and is not deemed filed with the SEC and is not to be incorporated by reference in any filing of TranS1 under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has elected to engage PricewaterhouseCoopers LLP, independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2010.

Although we are not required to submit the selection of independent registered public accountants for stockholder approval, if the stockholders do not ratify this selection, the audit committee will reconsider its selection of PricewaterhouseCoopers. Even if the selection is ratified, the audit committee may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that the change would be in our best interests.

Fees billed to us by PricewaterhouseCoopers during the Fiscal Years Ended December 31, 2009 and December 31, 2008.

The following is a summary of the fees billed to us by PricewaterhouseCoopers for professional services rendered for the fiscal years ended December 31, 2009 and December 31, 2008:

	Fiscal	Fiscal
	2009	2008
Fee Category	Fees	Fees

Audit Fees	$343,489	$394,218
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$343,489	$394,218

Audit Fees.  We paid PricewaterhouseCoopers fees in the aggregate of $343,489 and $394,218 for the fiscal years ended December 31, 2009 and December 31, 2008, respectively, for professional services rendered for the audits of our annual financial statements.

Audit-Related Fees.  In addition to fees disclosed under “Audit Fees” above, the aggregate fees for professional services rendered by PricewaterhouseCoopers for assurance and related services that are reasonably related to the performance of the audit and reviews of our financial statements were $0 for both the fiscal years ended December 31, 2009 and December 31, 2008, respectively.

Tax Fees.  The aggregate fees for professional services rendered by PricewaterhouseCoopers for tax compliance, tax planning and tax advice were $0 for both the fiscal years ended December 31, 2009 and December 31, 2008, respectively.

The audit committee’s policy is to pre-approve all audit and permissible non-audit services performed by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. For audit services, the independent registered public accounting firm provides audit service detail in advance of the meeting of the audit committee held during the first calendar quarter of each year, outlining the scope of the audit and audit related fees. If agreed to by the audit committee, an engagement letter is formally accepted by the audit committee.

All of the services provided by PricewaterhouseCoopers described in the table above were approved by the Board of Directors or the audit committee.

Representatives of PricewaterhouseCoopers are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the Audit Committee Report set forth below shall not be “soliciting material” or “filed” with the SEC, nor shall such information be incorporated by reference into any such filing.

The Board of Directors has determined that each of the undersigned members of the audit committee is “independent” as defined by Nasdaq Listing Rule 5605(a)(2) and the rules promulgated by the SEC. The audit committee is responsible for overseeing the Company’s accounting and financial reporting processes and the audit of the Company’s financial statements. The Board of Directors has determined that each member of the audit committee is financially literate. Joseph Slattery, the former Chairperson of the audit committee, resigned on April 19, 2010 in connection with his appointment as Executive Vice President and Chief Financial Officer of the Company. The Board is currently in the process of locating a successor for Mr. Slattery and intends to complete this process within six months of Mr. Slattery’s resignation in accordance with applicable Nasdaq Listing Rules. The committee’s work is guided by a Board approved written charter. The audit committee held six meetings in 2009.

The audit committee members are not professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management or the independent registered public accounting firm. The audit committee serves a board level oversight role where it oversees the relationship with the independent registered public accounting firm, as set forth in the audit committee charter, and provides advice, counsel and general direction, as it deems appropriate, to management and the independent registered public accounting firm on the basis of the information it receives, discussions with the auditor, and the experience of the committee’s members in business, financial and accounting matters. Management is responsible for (a) the preparation, presentation and integrity of the Company’s financial statements; (b) accounting and financial reporting principles; and (c) the Company’s internal control over financial reporting and disclosure controls and procedures designed to promote compliance with accounting standards and applicable laws and regulations.

In this context, the audit committee hereby reports as follows:

1. The audit committee has reviewed and discussed the audited financial statements relating to the fiscal year ended December 31, 2009 with the Company’s management;

2. The audit committee has discussed with PricewaterhouseCoopers, the Company’s independent registered public accounting firm, the matters required by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3. The audit committee has received written disclosures and a letter from PricewaterhouseCoopers, required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers their independence.

4. Based on the review and discussions referred to above, the audit committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

The foregoing report is provided by the undersigned members of the audit committee.

Respectfully submitted,

Michael Carusi
Jonathan Osgood

OTHER MATTERS

We know of no other matters to be submitted at the Annual Meeting. As of the date of this Proxy Statement, no stockholder had advised us of the intent to present any business at the Annual Meeting. If any other matter or matters are properly brought before the Annual Meeting, the proxies will use their discretion to vote on such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

/s/  Richard Randall
Richard Randall
Chief Executive Officer

Wilmington, North Carolina
April 30, 2010

0 PROXY TRANS1 INC. Annual Meeting of Stockholders Thursday, June 3, 2010 10:00 a.m. Eastern Time THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby nominates, constitutes and appoints Richard Randall and Kenneth Reali, and each of them individually, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all common stock of TranS1, Inc. which the undersigned is entitled to represent and vote at the 2010 Annual Meeting of Stockholders of TranS1 to be held at TranS1’s headquarters located at 301 Government Center Drive, Wilmington, North Carolina 28403 on June 3, 2010, at 10:00 a.m., Eastern Time, and at any and all adjournments or postponements thereof, and to vote all shares of the stock of TranS1 standing in the name of the undersigned with all the powers the undersigned would possess if personally present at such meeting. This Proxy may be revoked by the undersigned at any time prior to its use. The undersigned directs that this Proxy be voted as follows: (Continued and to be signed on the reverse side) 14475

ANNUAL MEETING OF STOCKHOLDERS OF TRANS1 INC. June 3, 2010 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://ir.trans1.com/proxy.cfm Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20230000000000000000 0 060310 THE DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1 AND 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. Election of Directors: 2. Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending NOMINEES: December 31, 2010: FOR ALL NOMINEES O Richard Randall O Mitchell Dann 3. In their discretion, on such other business as may properly come before the WITHHOLD AUTHORITY FOR ALL NOMINEES meeting or any adjournment thereof. FOR ALL EXCEPT (See instructions below) THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. WHERE NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTORS NAMED ON THE REVERSE SIDE OF THIS PROXY AND “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED ACCOUNTING FIRM. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.